                                                                   Exhibit 3.1


                              CERTIFICATE OF DESIGNATION
                        SETTING FORTH "RESOLUTION DESIGNATING
                              SERIES C PREFERRED SHARES
                      AND FIXING PREFERENCES AND RIGHTS THEREOF"
                         ADOPTED BY THE BOARD OF DIRECTORS OF
                               WESTFIELD AMERICA, INC.

              PURSUANT TO THE PROVISIONS OF SECTION 351.180 (7) OF THE
                  GENERAL AND BUSINESS CORPORATION LAW OF THE STATE
                               OF MISSOURI, AS AMENDED

          I, the undersigned, Co-President of Westfield America, Inc., a Missouri corporation (hereinafter sometimes referred to as the "CORPORATION"), hereby certify as follows:

          FIRST:   that under the provisions of Article Fourth of the
Restated Articles of Incorporation, as amended, of the Corporation, the total number of shares of all classes of capital stock which the Corporation may issue is 410,000,200 shares, of which (i) 200 shares shall be non-voting senior preferred stock, par value $1.00 per share (the "SENIOR PREFERRED SHARES"), (ii) 5,000,000 shares shall be Preferred Shares, with par value of $1.00 per share (the "PREFERRED SHARES"), 940,000 of which have been designated as Series A Preferred Shares, with liquidation value of $100 per share (the "SERIES A PREFERRED SHARES") and 400,000 of which have been designated as Series B Preferred Shares, with a liquidation value of $100 per share (the "SERIES B PREFERRED SHARES"), (iii) 200,000,000 shall be shares of common stock, par value $.01 per share (the "COMMON SHARES"), (iv) 205,000,000 will be shares of excess stock, par value $.01 ("EXCESS SHARES"). Any Excess Shares which are issued with respect to Common Stock shall be "EXCESS COMMON SHARES" and, together with the Common Shares, the "COMMON EQUITY SHARES" and any Excess Shares which are issued with respect to Preferred Shares shall be "EXCESS PREFERRED SHARES", and, together with the Preferred Shares, the "PREFERRED EQUITY SHARES" and under said Articles of Incorporation (as amended, the "ARTICLES OF INCORPORATION"), the shares of Preferred Stock are authorized to be issued by the Board of Directors and the Board of Directors is expressly authorized to determine in the Resolution, the designation, powers, rights, preferences and qualifications, limitations or restrictions, not fixed and determined by the Articles of Incorporation.

          SECOND: That the Board of Directors of the Corporation pursuant to the authority so vested in it by Article Fourth of the Certificate of Incorporation, and in accordance with the provisions of Section 351,180 (7) of the General and Business Corporation Law of Missouri, as amended, adopted on July 20, 1998 the following resolution creating a series of Preferred Stock designated as "Series C Preferred Shares", which resolution has not been amended, modified, rescinded or revoked and is in full force and effect on the date hereof.

                       "RESOLUTION OF THE BOARD OF DIRECTORS OF
                         WESTFIELD AMERICA, INC. DESIGNATING
                             'SERIES C PREFERRED SHARES'
                      AND FIXING PREFERENCES AND RIGHTS THEREOF"

          BE IT RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of Westfield America, Inc., hereinafter called the "Corporation", by the provisions of the Articles of Incorporation, as amended, the Board of Directors of the Corporation hereby fixes the designation, voting powers, rights on liquidation or dissolution, and other preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, preferences and relative rights, and the qualifications, limitations or restrictions thereof set forth in the Articles of Incorporation which are applicable to the Series C Preferred Shares) as follows:

          Section 1. NUMBER OF SHARES, DESIGNATION AND RANKING. This class of preferred stock shall be designated as Series C Cumulative Convertible Redeemable Preferred Stock and the number of shares which shall constitute such series shall not be more than 416,667 shares, par value $1.00 per share, which number may be decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) from time to time by the Board of Directors and is hereafter in this resolution called the "Series C Preferred Shares". Each Series C Preferred Share shall be identical in all respects to each other Series C Preferred Share. Each Excess Series C Preferred Share shall be identical in all respects to each other Excess Series C Preferred Share, and except as otherwise provided herein, shall be identical in all respects to each Series C Preferred Share (the Series C Preferred Shares together with the Excess Series C Preferred Shares being hereinafter referred to as the "SERIES C EQUITY SHARES").

          Section 2. DEFINITIONS. For purposes of the Series C Preferred Shares, the following terms shall have the meanings indicated:

          "AFFILIATE" of, or Person "Affiliated" with, a specified Person, shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified. For purposes of the Corporation, Affiliate shall include, without limitation, Westfield Holdings Limited ("WHL"), Westfield America Trust, Frank Lowy, David Lowy, Peter Lowy and Steven Lowy (such individuals being the "LOWY FAMILY").

          "BASE RATE" shall mean an annual dividend per Series C Equity Share equal to 8.5% of the Liquidation Preference per Series C Equity Share.

          "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Shares.

          "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

          "CALL DATE" shall mean the date specified in the notice to holders required under Section 5(d) as the Call Date.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "CONSOLIDATED EBITDA" for any quarter shall mean the consolidated net income of the Corporation (before extraordinary income or gains and less equity in income of unconsolidated real estate partnerships), calculated in a manner consistent with the Corporation's financial statements filed with the Securities and Exchange Commission, increased by the sum of the following (without duplication):

          a. the Corporation's pro rata share of EBITDA from unconsolidated real estate partnerships calculated in a manner consistent with this definition of Consolidated EBITDA,

          b. all income taxes paid or accrued according to GAAP for such quarter (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA),

          c. all interest expense paid or accrued in accordance with GAAP for such quarter (including financing fees and amortization of deferred financing fees or amortization of original issue discount, but excluding capitalized interest),

          d. depreciation and depletion reflected in such net income,

          e. amortization reflected in such net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (c) above), goodwill, other intangibles and management fees, and

          f. any other non-cash charges, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

          "CONSOLIDATED FIXED CHARGES" for any quarter shall mean the sum of:

          a. the Corporation's pro rata share of fixed charges from unconsolidated real estate partnerships calculated in a manner consistent with this definition of Consolidated Fixed Charges,

          b. all interest expense paid or accrued in accordance with GAAP for such quarter (including, without duplication, financing fees and amortization of deferred financing fees or amortization of original issue discount),

          c. dividend and distribution requirements with respect to preferred stock and any other preferred securities for such quarter (not including any portion of preferred stock dividends the calculation of which is based on the dividend paid in such quarter to the holders of Common Shares), whether or not declared or paid,

          d. regularly scheduled amortization of principal of debt during such quarter (other than any balloon payments at maturity) and

          e.  all ground rent payments.

          "CONSTITUENT PERSON" shall have the meaning set forth in Section 6(e).

          "CONVERSION DATE" shall have the meaning set forth in Section 6(a).

          "CONVERSION PRICE" shall mean the conversion price per Common Equity Share for which the Series C Equity Share is convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial conversion price shall be $18.00.

          "CURRENT MARKET PRICE" of publicly traded Common Shares or any other class of stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market ("NASDAQ") or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. (the "NASD") or, if bid and asked prices for such security on such day shall not have been reported through the NASD, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

          "DIVIDEND PAYMENT DATE" shall mean (i) for any Dividend Period with respect to which the Corporation pays a dividend on the Common Equity Shares, the date on which such dividend is paid, or (ii) for any Dividend Period with respect to which the Corporation does not pay a dividend on the Common Equity Shares, a date to be set by the Board of Directors, which date shall not be later than the thirtieth calendar day after the end of the applicable Dividend Period.

          "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period with respect to any Series C Equity Shares (other than the initial Dividend Period, which shall commence on the Issue Date for such Series C Equity Shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Series C Equity Shares shall be redeemed pursuant to Section 5 or converted pursuant to Section 6, which shall end on and include the Call Date or Conversion Date with respect to the Series C Equity Shares being redeemed or converted, as applicable).

          "EXPIRATION TIME" shall have the meaning set forth in Section
6(d)(iv).

          "FAIR MARKET VALUE" shall mean the average of the daily Current Market Prices of a Common Share on the five (5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

          "FIXED CHARGE COVERAGE VIOLATION" shall have the meaning set forth in Section 3(a).

          "FULLY JUNIOR SHARES" shall mean the Common Shares and any other class or series of stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Shares has preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "FUNDS FROM OPERATIONS" shall mean net income (loss) (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring, and distributions in excess of earnings allocated to other operating partnership interests or minority interests (as reflected in the financial statements of the Corporation) plus depreciation/amortization of assets unique to the real estate industry, all computed in a manner consistent with the revised definition of Funds From Operations adopted by the National Association of Real Estate Investment Trusts (NAREIT), in its White Paper dated March 1995, as such definitions may be modified from time to time.

          "INVESTOR" shall mean Security Capital Preferred Growth
Incorporated and controlled Affiliates thereof.

          "ISSUE DATE" shall mean the date on which the Series C Preferred Shares are issued.

          "JUNIOR SHARES" shall mean the Common Shares and any other class or series of stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Shares has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "NON-ELECTING SHARE" shall have the meaning set forth in Section
6(e).

          "OPERATING PARTNERSHIP" shall mean Westfield America Limited Partnership, a Delaware limited partnership.

          "PARITY SHARES" shall have the meaning set forth in Section 10(b).

          "PERSON" shall mean any individual, firm, partnership, corporation, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "PURCHASED SHARES" shall have the meaning set forth in
Section 6(d)(iv).

          "REIT TERMINATION EVENT" shall mean the earliest to occur of:

          (i) the filing of a federal income tax return by the Corporation for any taxable year on which the Corporation does not compute its income as a real estate investment trust;

          (ii) the approval by the shareholders of the Corporation of a proposal for the Corporation to cease to qualify as a real estate investment trust;

          (iii) a determination by the Board of Directors of the Corporation, based on the advice of counsel, that the Corporation has ceased to qualify as a real estate investment trust; or

          (iv) a "determination" within the meaning of Section 1313(a) of the Code that the Corporation has ceased to qualify as a real estate investment trust.

          "SECURITIES" and "SECURITY" shall have the meanings set forth in
Section 6(d)(iii).

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SERIES C PREFERRED SHARES" shall have the meaning given such term in the preamble to this Certificate of Designation.

          "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Corporation; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Shares or any class or series of stock ranking on a parity with the Series C Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series C Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

          "TRADING DAY" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on NASDAQ, or if such securities are not quoted on NASDAQ, in the securities market in which the securities are traded.

          "TRANSACTION" shall have the meaning set forth in Section 6(e).

          "TRANSFER AGENT" shall mean the Corporation, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series C Preferred Shares.

Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Articles.

          Section 3.  DIVIDENDS.

          (a) Subject to the preferential rights of the holders of any Preferred Stock that ranks senior in the payment of dividends to the Series C Equity Shares and subject to paragraph (b) of this Section 3, the holders of Series C Equity Shares shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash to shareholders of record on the respective date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend in an amount equal to the greater of (A) the Base Rate per share per annum and (B) an amount per share equal to the Liquidation Preference of a Series C Equity Share (exclusive of accrued but unpaid dividends) divided by the Conversion Price (the "SERIES C COMMON EQUIVALENT FACTOR") times the dollar amount of cash dividends declared with respect to each Common Equity Share that does not result in an adjustment to the Conversion Price pursuant to Subparagraph (d)(iii) of Section 6 (such product, the "SERIES C COMMON EQUIVALENT AMOUNT") for the same annual period; PROVIDED, HOWEVER, that if as a result of the quarterly dividends paid in accordance with the following sentence, the holders of Series C Equity Shares shall have received for any calendar year more dividends than such Shares shall be entitled under clauses
(A) and (B) above (as adjusted pursuant to the third and eighth sentences of this Section 3), the dividends payable in respect of Series C Equity Shares in subsequent calendar years shall be reduced to the extent of such overpayment. Subject to the proviso of the preceding sentence of this Section
3 (a), the dividend paid in respect of each quarterly period in each calendar year shall be determined as follows (in each case, excluding any additional payment made pursuant to the following sentence) : (1) for the first quarter, the greater of 25% of the Base Rate per share and the Series C Common
Equivalent Amount for the same quarter; (2) for the second quarter, an amount such that the aggregate amount to be received per Series C Equity Share in respect of the first two quarters of such calendar year shall be the greater of 50% of the Base Rate per share and the Series C Common Equivalent Amount for the same two quarters; (3) for the third quarter, an amount such that the aggregate amount to be received per Series C Equity Share in respect of the first three quarters of such calendar year shall be the greater of 75% of the Base Rate per share and the Series C Common Equivalent Amount for the same three quarters; and (4) for the fourth quarter, an amount such that the aggregate amount to be received per Series C Equity Share in respect of such calendar year shall be the amount provided in the preceding sentence of this
Section 3(a). Notwithstanding the foregoing, for any quarter in which a Fixed Charge Coverage Violation (as defined below) has occurred, the dividend payable per Series C Equity Share shall be 1.20 TIMES the amount provided in the preceding sentence. A "Fixed Charge Coverage Violation" shall occur for any quarter that the ratio of the Corporation's Consolidated EBITDA to its Consolidated Fixed Charges is below 1.40 to 1. The dividends shall begin to accrue as set forth above and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regularly scheduled quarterly dividend payment date, to holders of record on such date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Any dividend payment made on Series C Equity Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series C Equity
Shares which remains payable. Beginning with the quarter in which a REIT Termination Event occurs, all dividends payable per Series C Equity Share pursuant to this Section shall be multiplied by 2.5.

          (b) The initial Dividend Period for the Series C Equity Shares will include a partial dividend for the period from the Issue Date until the last day of the calendar quarter immediately following such Issue Date. The amount of dividends payable for such initial period, or any other period shorter than a full quarterly Dividend Period, on the Series C Equity Shares shall be computed by dividing the number of days in such period by 90 and multiplying the result by the Series C Equity dividend determined in accordance with Section 3(a). Holders of Series C Equity Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series C Equity Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Equity Shares which may be in arrears.

          (c) So long as any Series C Equity Shares remain outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Equity Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series C Equity Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Equity Shares and accumulated and unpaid on such Parity Shares.

          (d) So long as any Series C Equity Shares remain outstanding, no dividends (other than dividends or distributions paid solely in Fully Junior Shares, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior

Shares), unless in each case the full cumulative dividends on all outstanding Series C Equity Shares and any other Parity Shares of the Corporation shall have been or contemporaneously are declared and paid or declared and set apart for payment for all Dividend Periods terminating on or prior to the date of declaration or payment with respect to the Series C Equity Shares and all dividend periods terminating on or prior to the date of declaration or payment with respect to such Parity Shares. Subject to the foregoing, and not otherwise, such dividends and distributions may be declared by the Board of Directors and paid on any Common Equity Shares from time to time out of any funds legally available therefor, and the Series C Equity Shares shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

          (e) No distributions on Series C Equity Shares shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

          (f) In determining whether a distribution by dividend, redemption or other acquisition of Shares or otherwise is permitted under Missouri law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

          Section 4.  LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of stock ranking senior to the Series C Preferred Shares upon liquidation, distribution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series C Equity Shares shall be entitled to receive One Hundred Eighty Dollars ($180.00) (the "LIQUIDATION PREFERENCE") per share of Series C Equity Shares plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of liquidation, dissolution or winding up of the affairs of the Corporation (any such date, a "SERIES C LIQUIDATION DATE") but such holders shall not be entitled to any further payment; PROVIDED, that the dividend payable with respect to the Dividend Period containing the Series C Liquidation Date shall be equal to the dividend determined pursuant to Section 3 above for the preceding Dividend Period times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant Series C Liquidation Date over 90 days. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Equity Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Equity Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Equity Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Corporation's property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series C Equity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series C Equity Shares, as provided in this Section 4, the holders of Series C Equity Shares shall have no other claim to the remaining assets of the Corporation and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Equity Shares shall not be entitled to share therein.

          Section 5.  REDEMPTION AT THE OPTION OF THE CORPORATION.

          (a) The Series C Equity Shares shall not be redeemable by the Corporation prior to August 12, 2008.(1) On and after August 12, 2008, the Corporation, at its option, may redeem the Series C Equity Shares, in whole at any time or from time to time in part, in minimum increments of $10.0 million of aggregate Liquidation Preference of such shares, out of funds legally available therefor at a redemption price payable in cash equal to 100% of the Liquidation Preference per Series C Equity Shares (plus all accumulated, accrued and unpaid dividends as provided in paragraph (b) below).

          (b) Upon any redemption of Series C Equity Shares pursuant to this
Section 5, the Corporation shall pay all accrued and unpaid dividends, if any, thereon to the Call Date, without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series C Equity Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on

---------------------------
(1)  This date is the tenth anniversary of the Closing.

such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Equity Shares called for redemption.

          (c) If full cumulative dividends on the Series C Equity Shares and any other class or series of Parity Shares of the Corporation have not been declared and paid or declared and set apart for payment, the Series C Equity Shares may not be redeemed under this Section 5 in part and the Corporation may not purchase or acquire Series C Equity Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Equity Shares.

          (d) Notice of the redemption of any Series C Equity Shares under this Section 5 shall be mailed by first-class mail or recognized overnight courier to each holder of record of Series C Equity Shares to be redeemed at the address of each such holder as shown on the Corporation's records, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series C Equity Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places at which certificates for such shares are to be surrendered; (5) the then-current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series C Equity Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Equity Shares shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company that has an office in the Borough of Manhattan, City of New York, and that has capital and surplus of at least $150,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Equity Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series C Equity Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

          As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series C Equity Shares are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series C Equity Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the Series C Equity Shares evidenced by any certificate are redeemed, then new certificates evidencing the unredeemed shares shall be issued without cost to the holder thereof.

          Section 6. CONVERSION. Holders of Series C Equity Shares shall have the right to convert all or a portion of such shares into Common Equity Shares, as follows:

          (a) Subject to and upon compliance with the provisions of this
Section 6, a holder of Series C Preferred Shares or Excess C Preferred Shares shall have the right, at his or her option, at any time (such time being, the "CONVERSION DATE"), to convert all or any portion of such shares into the number of fully paid and non-assessable Common Shares or Excess Common Shares, respectively obtained by dividing the aggregate Liquidation Preference of such shares (inclusive of accrued but unpaid dividends) by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 6) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 6; PROVIDED, HOWEVER, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the fifth Business Day prior to the Call Date fixed for such redemption, unless the Corporation shall default in making payment of the cash payable upon such redemption under Section 5.

          (b) In order to exercise the conversion right, the holder of each share of Series C Equity Shares to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof irrevocably elects to convert such Series C Equity Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series C Equity Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

          Holders of Series C Equity Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Series C Equity Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such Series C Equity Shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series C Equity Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Common Equity Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on such Series C Equity Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series C Equity Shares for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Equity Shares issued upon such conversion.

          As promptly as practicable after the surrender of certificates for Series C Equity Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Equity Shares issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a Common Equity Share arising upon such conversion shall be settled as provided in paragraph
(c) of this Section 6.

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series C Equity Shares shall have been surrendered and such notice shall have been received by the Corporation as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Corporation as described above), and the Person or Persons in whose name or names any certificate or certificates for Common Equity Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

          (c) No fractional shares or scrip representing fractions of Common Equity Shares shall be issued upon conversion of the Series C Equity Shares. Instead of any fractional interest in a Common Equity Share that would otherwise be deliverable upon the conversion of a Series C Equity Share, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Shares on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Equity Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Equity Shares so surrendered.

          (d) The Conversion Price shall be adjusted from time to time as follows:

          (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its Common Equity Shares in Common Equity Shares, (B) subdivide its outstanding Common Equity Shares into a greater number of shares, (C) combine its outstanding Common Equity Shares into a smaller number of shares or (D) issue any shares of stock by reclassification of its Common Equity Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series C Equity Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Equity Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series C Equity Shares had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

          (ii) If the Corporation shall issue after the Issue Date rights, options or warrants to all holders of Common Equity Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Equity Shares at a price per share less than 95% (100% if a stand-by underwriter is used and charges the Corporation a commission) of the Fair Market Value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (x) the number of Common Equity Shares outstanding on the close of business on the date fixed for such determination and (y) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Equity Shares would purchase at 95% of such Fair Market Value (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (x) the number of Common Equity Shares outstanding on the close of business on the date fixed for such determination and (y) the number of additional Common Equity Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Equity Shares to subscribe for or purchase Common Equity Shares at less than 95% of such Fair Market Value (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors whose determination shall be conclusive. To the extent that Common Equity Shares are not delivered pursuant to such rights, options or warrants, upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Common Equity Shares actually delivered. In the event that such rights, options or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights, options or warrants had not been fixed.

          (iii) If the Corporation shall distribute to all holders of its Common Equity Shares any securities of the Corporation (other than Common Equity Shares) or evidence of its indebtedness or assets (excluding cumulative cash dividends or distributions paid with respect to the Common Equity Shares after December 31, 1997 which are not in excess of the following: the sum of (A) the Corporation's cumulative undistributed Funds from Operations at December 31, 1997, plus (B) the cumulative amount of Funds from Operations, as determined by the Board of Directors, after December 31, 1997, minus (C) the cumulative amount of dividends accrued or paid in respect of the Series C Equity Shares or any other class or series of preferred stock of the Corporation after the Issue Date) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Equity Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Equity Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) collectively called the "SECURITIES" and individually a "SECURITY"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (x) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the Securities or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one
     Common Equity Share, and the denominator of which shall be the Fair
     Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective on the date of distribution retroactive to the opening of business on the Business Day next following (except as provided in paragraph (h) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Equity Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Equity Share delivered to a Person converting a share of Series C Equity Shares after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); PROVIDED that on the date, if any, on which a Person converting a share of Series C Equity Shares would no longer be entitled to receive such Security with a Common Equity Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences). If any dividend or distribution of the type described in this paragraph (iii) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

          Rights or warrants distributed by the Corporation to all holders of Common Equity Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("TRIGGER EVENT"): (i) are deemed to be transferred with such shares of Common Equity Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Equity Shares, shall be deemed not to have been distributed for purposes of this subparagraph (iii) (and no adjustment to the

     Conversion Price under this subparagraph (iii) will be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different securities, evidences of indebtedness or other assets or entitle the holder to purchase a different number or amount of the foregoing or to purchase any of the foregoing at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and record date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof to the extent not exercised). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Price under this Subparagraph (iii), (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution (but not a distribution paid exclusively in cash), equal to the per share redemption or repurchase price received by a holder of Common Equity Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Equity Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants all of which shall have expired or been terminated without exercise, the Conversion Price shall be readjusted as if such rights and warrants had never been issued.

          (iv) In case a tender or exchange offer (which term shall not include open market repurchases by the Corporation) made by the Corporation or any subsidiary or controlled Affiliate of the Corporation for all or any portion of the Common Equity Shares shall expire and such tender or exchange offer shall require the payment by the Corporation or such subsidiary or controlled Affiliate of consideration per Common Equity Share having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), at the last time (the "EXPIRATION TIME") tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph, by a fraction of which the numerator shall be the number of Common Equity Shares outstanding (including any tendered or exchanged shares) at the Expiration Time, multiplied by the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum, being referred to as the "PURCHASED SHARES") and (B) the product of the number of Common Equity Shares outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. In the event the Corporation or any subsidiary or controlled Affiliate is obligated to purchase shares pursuant to any such tender offer, but the Corporation or such subsidiary or controlled Affiliate is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, the Conversion
     Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer had not been made.

          (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 6, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Equity Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Equity Shares under such plan. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-hundredth of a share (with .005 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable. To the extent permitted by applicable law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period and the Board of Directors shall have made a determination that such reduction would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to the holder of each Series C Equity Share at his or her last address appearing on the share register a notice of reduction prior to the date the reduced Conversion Price takes effect and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

          (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for 40% or more of its Common Equity Shares, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Equity Shares and excluding any transaction as to which subparagraph (d)(i) of this Section 6 applies) (each of the foregoing being referred to herein as a "TRANSACTION"), in each case as a result of which all or substantially all of the Common Equity Shares are converted into the right to receive different securities or other property (including cash or any combination thereof), each Series C Equity Share which is not redeemed or converted into the right to receive different securities or other property prior to such Transaction shall thereafter be convertible, in lieu of Common Equity Shares into the kind and amount of different securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Equity Shares into which one Series C Equity Share was convertible immediately prior to such Transaction, assuming such holder of Common Equity Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this paragraph (e) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by holders of a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series C Equity Shares that will contain provisions enabling the holders of the Series C Equity Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

          (f) If:

          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Equity Shares (other than cash dividends or distributions paid with respect to the Common Equity Shares after December 31, 1997 not in excess of the sum of the Corporation's cumulative undistributed Funds from Operations at December 31, 1997, plus the cumulative amount of Funds from Operations, as determined by the Board of Directors, after December 31, 1997, minus the cumulative amount of dividends accrued or paid in respect of the Series C Equity Shares or any other class or series of preferred stock of the Corporation after the Issue
     Date); or

          (ii) the Corporation shall authorize the granting to all holders of Common Equity Shares of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

          (iii) there shall be any reclassification of the Common Equity Shares (other than an event to which subparagraph (d)(i) of this Section 6 applies) or any consolidation or merger to which the Corporation is a party (other than a merger in which the Corporation is the surviving entity) and for which approval of any shareholders of the Corporation is required, or a statutory share exchange, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Shares or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

          (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Series C Equity Shares at their addresses as shown on the records of the Corporation, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Equity Shares of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Equity Shares of record shall be entitled to exchange their Common Equity Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

          (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series C Equity Shares at such holder's last address as shown on the records of the Corporation.

          (h) In any case in which paragraph (d) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series C Equity Shares converted after such record date and before the occurrence of such event the additional Common Equity Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Equity Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this
Section 6.

          (i) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6.
If any action or transaction would require adjustment of the Conversion Price pursuant to both paragraph (d) and paragraph (e) of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

          (j) If the Corporation shall take any action affecting the Common Equity Shares, other than action described in this Section 6, that in the opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the Series C Equity Shares, the Conversion Price for the Series C Equity Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

          (k) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Equity Shares, for the purpose of effecting conversion of the Series C Equity Shares, the full number of Common Equity Shares deliverable upon the conversion of all outstanding Series C Equity

Shares not theretofore converted. For purposes of this paragraph (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series C Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

          Any Common Equity Shares issued upon conversion of the Series C Equity Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Equity Shares deliverable upon conversion of the Series C Equity Shares, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and (subject to any customary qualification based upon the nature of a real estate investment trust) non-assessable Common Equity Shares at such adjusted Conversion Price.

          The Corporation shall use its best efforts to list the Common Shares required to be delivered upon conversion of the Series C Equity Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

          The Corporation shall use its best efforts to comply with all federal and state securities laws and regulations thereunder in connection with the issuance of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Equity Shares. The certificates evidencing such securities shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Corporation may in good faith deem appropriate.

          (l) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Equity Shares or other securities or property on conversion of the Series C Equity Shares pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series C Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

          Section 7.  CHANGE OF CONTROL.

          (a) If a Change of Control (as defined below) occurs (a "CHANGE OF CONTROL REPURCHASE EVENT"), the holders of Series C Equity Shares shall have the right to require the Corporation, to the extent the Corporation shall have funds legally available therefor, to redeem any or all of the Series C Equity Shares held by such holder at a repurchase price payable in cash (the "CHANGE OF CONTROL REPURCHASE PAYMENT") in an amount equal to 105% of the Liquidation Preference thereof, plus accrued and unpaid dividends whether or not declared, if any, to the date of repurchase or the date payment is made available (the "CHANGE OF CONTROL DATE") pursuant to the offer described in SUBSECTION (B) below (the "CHANGE OF CONTROL-REPURCHASE OFFER").

          (b) Within 15 days following the Corporation becoming aware that a Change of Control Repurchase Event has occurred, the Corporation shall mail by first class mail or recognized overnight courier a notice to the each holder of Series C Equity Shares stating (A) that a Change of Control Repurchase Event has occurred and that such holder has the right to require the Corporation to repurchase any or all of the Series C Equity Shares then held by such holder, (B) the date of repurchase (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (C) the repurchase price and (D) the instructions determined by the Corporation, consistent with this subsection, that such investor must follow in order to have the Series C Equity Shares repurchased.

          (c) On the Change of Control Repurchase Date, the Corporation, to the extent lawful, shall accept for payment Series C Equity Shares or portions thereof tendered by such holder pursuant to the Change of Control Repurchase Offer and promptly by wire transfer of immediately available funds to such holder, as directed by such holder, send an amount equal to the Change of Control Repurchase Payment in respect of all Series C Equity Shares or portions thereof so tendered.

          (d) Notwithstanding anything else herein, to the extent they are applicable to any Change of Control Repurchase Offer, the Corporation will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

          (e) For purposes hereof, "Change of Control" means the occurrence of any of the following: (i) the first acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the Corporation's or Westfield America Trust's outstanding equity securities with voting power, under ordinary circumstances, to elect Directors of the Corporation; (ii) other than with respect to the election, resignation or replacement of any Director designated, appointed or elected by the holders of any Series of Preferred Shares (each a "PREFERRED DIRECTOR"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new Directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of 66 2/3% of the Directors of the Corporation (excluding Preferred Directors) then still in office who were Directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office of the Corporation; and (iii) (A) Any of the Corporation or Westfield America Trust consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or (B) any entity consolidating with or merging into the any of the Corporation or Westfield America Trust, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting securities of the Corporation or Westfield America Trust is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clauses (i), (ii) and (iii) shall not be deemed to be a Change of Control (a) in the case of the event described in clause (iii), if the sole purpose of such event is that the Corporation or Westfield America Trust is seeking to change its domicile or to convert from a corporation to a trust or vice versa; (b) in the case of the event described in clause (iii), if the holders of the exchanged securities of the Corporation or Westfield America Trust immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of Directors of the Corporation or Westfield
     America Trust; (c) if any of Westfield Holdings Limited or its wholly-owned subsidiaries remains as manager of the Corporation's properties and as adviser of the Corporation, in each case, in a manner substantially similar to that on the date hereof; or (d) if the Change of Control results solely from the purchase or other acquisition of equity securities by Westfield Holdings Limited, Westfield America
     Trust, the Lowy Family or the Investor.

          Section 8.  REDEMPTION AT THE OPTION OF THE HOLDER.

          (a) At any time after August 12, 2008 (2), the holders of Series C Equity Shares shall have the right at any time that the Corporation's common stock has a Current Market Price at or below the Conversion Price per share, to require the Corporation, to the extent the Corporation shall have funds legally available therefor, to redeem any or all of the Series C Equity Shares held by such holder at a repurchase price payable, at the option of the Corporation, in either (i) cash, or (ii) such number of Common Equity Shares as shall have a Current Market Price in the aggregate on the day prior to the day such holder gives notice pursuant to Section 8(b) of its intention to redeem, equal to in either case, 100% of the liquidation preference thereof plus accrued and unpaid dividends whether or not declared, if any, to the date of repurchase or the date payment is made available (in the aggregate, the "REDEMPTION PAYMENT").

          (b) For purposes of this Section 8, redemption at the option of the holder shall be deemed to occur upon receipt by the Corporation of written notice that the holder of Series C Equity Shares wishes to tender shares to be redeemed. The holders of such shares to be redeemed shall then have 30 days from the date of such notice to deliver such shares to the Transfer Agent. Upon the surrender of the certificate or certificates of Series C Preferred Shares to be redeemed, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, the Corporation shall promptly, either (i) by wire transfer of immediately available funds to such holder, as directed by such holder, send an amount equal to the Redemption Payment in respect of all Series C Equity Shares or portions thereof so tendered or (ii) issue and deliver to such holder, or on his or her written order, a certificate or certificates for the number of full Common Equity Shares issuable in respect of all Series C Equity Shares or portions thereof so tendered.

          Section 9. SHARES TO BE RETIRED. All Series C Equity Shares which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued preferred stock, without discretion as to class or series, and subject to applicable limitations set forth in the Articles may thereafter be reissued as shares of any series of preferred stock.

          Section 10. RANKING. Any class or series of stock of the Corporation shall be deemed to rank:

          (a) prior to the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class

----------------------
(2) This date is the tenth anniversary of the Closing hereunder.

     or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Shares, which shall expressly include the Corporation's non-voting senior preferred stock, par value $1.00 per share;

          (b) on a parity with the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series C Preferred Shares, if the holders of such class or series and the Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("PARITY SHARES"), which shall expressly include the Corporation's Series A Cumulative Redeemable Preferred Shares, Series B Cumulative Redeemable Preferred Shares and Series D Cumulative Convertible Redeemable Preferred Shares;

          (c) junior to the Series C Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

          (d) junior to the Series C Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

          Section 11. VOTING.(a) Except as expressly provided in this Certificate of Designation, the holders of Series C Equity Shares shall have no voting rights. If and whenever (i) for two consecutive quarterly Dividend Periods the Corporation fails to pay dividends on the Series C Equity Shares (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), then the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series C Equity Shares, voting as a single class, shall be entitled to elect the two additional directors to serve on the Board of Directors or (ii) for two consecutive quarterly Dividend Periods the Corporation fails to pay dividends on the Common Shares in an amount per share at least equal to $0.32 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to
Section 6(a) of this Article), then the number of directors then constituting the Board of Directors shall be increased by one and the holders of Series C Equity Shares, voting as a single class, shall be entitled to elect the one additional director to serve on the Board of Directors, in either case, at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series C Equity Shares called as hereinafter provided; PROVIDED, HOWEVER, that except as set forth in the next sentence hereto, the holders of Series C Equity Shares shall not have the right to elect more than two directors. If, other than through the operation of this Section 11(a) or pursuant to the provisions of the Articles of Incorporation relating to the Corporation's Series A and B Preferred Shares (but only with respect to one director elected by the holders of the Series A and B Preferred Shares), the Board of Directors shall be increased at any time to more than ten directors, then, upon the occurrence or continuance of any of the events described in this Section
11(a), the Board of Directors shall be increased by such number of additional directors, and the holders of Series C Equity Shares shall be entitled to elect such number of additional directors, as shall be necessary to maintain the ratio of directors elected by the holders of the Series C Shares to the directors otherwise elected, as nearly as possible (rounding to the next larger whole number), equal to the ratio that would have existed if the holders of the Series C Equity Shares were able to elect the full number of directors then permitted to be elected by them under this Section 11 and the directors otherwise elected numbered only ten. Whenever, as the case may be,
(i) all arrears in dividends on the Series C Equity Shares then outstanding shall have been paid and the Corporation has paid dividends thereon for two consecutive quarters and (ii) the Corporation has paid dividends on the Common Shares in an amount per share at least equal to $0.32 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to
Section 6(a) of this Article) for two consecutive quarters, then the right of the holders of the Series C Equity Shares to elect such additional directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as Directors by the holders of the Series C Equity Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series C Equity Shares, the Secretary of the Corporation may, and upon the written request of any holders of 5% of the outstanding Series C Equity Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series C Equity Shares for the election of the Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the shareholders or as required by law.
If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series C Equity Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the Directors elected by the holders of the Series C Equity Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining Director elected by the holders of the Series C Equity Shares or the successor of such remaining Director (or, if there are then no such Directors or Director elected by the holders of Series C Equity Shares, such Director shall be elected by the holders of Series C Equity Shares as described above), to serve until the next annual meeting of the shareholders or special meeting held in place thereof if the term of such director shall not have previously terminated as provided above.

          (b) The holders of the Series C Equity Shares, voting together with the holders of the Common Shares as a single class, shall be entitled to vote on any matter involving any transaction between the Corporation and any Affiliate of the Corporation which is brought to a vote of the holders of the Common Shares (other than any vote on the conversion of the Series D Preferred Shares into Common Shares). In any matter for which a holder of Series C Equity Shares is permitted to vote under this Section 11(b), such holder shall have the number of votes equal to the number of Common Shares into which the Series C Equity Shares of such holder is convertible on the record date for such vote.

          (c) So long as any Series C Equity Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the affirmative vote of the holders of a majority of the Series C Equity Shares, voting together as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or this Certificate of Designation that materially and adversely affects the voting powers, rights or preferences of the holders of the Series C Equity Shares; or

          (ii) Any merger or consolidation of the Corporation and another entity in which the Corporation is not the surviving corporation and each holder of Series C Equity Shares does not receive shares of the surviving corporation with substantially similar rights, preferences and powers in the surviving corporation as the Series C Equity Shares have with respect to the Corporation (except for changes that do not materially and adversely affect the holders of the Series C Equity Stock).

PROVIDED, HOWEVER, that no such vote of the holders of Series C Equity Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series C Equity Shares at the time outstanding to the extent such redemption is authorized by Section 5 of this Certificate of Designation.

          (iii) For purposes of the foregoing provisions of this Section 11(c), each share of Series C Equity Shares shall have one (1) vote per share, except that when any other series of Equity Shares shall have the right to vote with the Series C Equity Shares as a single class on any matter, then the Series C Equity Shares and such other series shall have with respect to such matters one (1) vote per $180.00 (or less pursuant to Section 4(a)) of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series C Equity Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

          Section 12. RECORD HOLDERS. The Corporation and the Transfer Agent may deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

          Section 13. TITLE. This resolution shall be known and may be referred to as "A Resolution of the Board of Directors of Westfield America, Inc. Designating Series C Preferred Shares and Fixing Preferences and Rights Thereof".

          FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized and directed to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 351.046 of the General and Business Corporation Law of the State of Missouri, as amended.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Co-President this 10 day of August, 1998.

                                        WESTFIELD AMERICA, INC.


                                        By: /s/ Peter S. Lowy
                                        Name: Peter S. Lowy
                                        Title: Co-President

                               CORPORATE ACKNOWLEDGMENT


STATE OF CA                   )
                              ) SS:
COUNTY OF LA                  )


          I, Annie M. Gary, a notary public, do hereby certify that on this 6 day of August, 1998, personally appeared before me Peter Lowy, and being first duly sworn by me, declared that he is the Co-President of Westfield America, Inc., that he signed the foregoing document as Co-President of the corporation, and that the statements therein contained are true.

[SEAL]                                            /s/ Annie M. Gary
                                                  ------------------------
                                                  Notary Public

My Commission Expires: